Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statement of Diodes Incorporated of our report dated February 10, 2026, relating to the consolidated financial statements of Diodes Incorporated and Subsidiaries (the “Company”) and the effectiveness of internal control over financial reporting of the Company, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

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Registration Statement on Form S-8 (No. 333-265229) pertaining to the Diodes Incorporated 2022 Equity Incentive Plan.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Baker Tilly US, LLP

Irvine, California

February 10, 2026